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Exhibit 3.10

CERTIFICATE OF FORMATION

OF

LIMITED LIABILITY COMPANY

        FIRST: The name of the limited liability company is VENDOR FINANCE, LLC.

        SECOND: The address of its registered office in the State of Delaware is 2711 Centerville Road, Suite 400, Wilmington, Delaware 19808. The name of its Registered Agent at such address is Corporation Service Company.

        IN WITNESS WHEREOF, the undersigned have executed this Certificate of Formation of VENDOR FINANCE, LLC this 6th day of January, 2005.

By:	/s/ RITA J. LEPORE Rita J. LePore Authorized Person(s)

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CERTIFICATE OF FORMATION OF LIMITED LIABILITY COMPANY